EXHIBIT 99.2 For Immediate Release

Henry Bros. Electronics Appoints Richard Rockwell to Board of Directors

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FAIR LAWN, N.J., November 14, 2007 – Henry Bros. Electronics, Inc. (Amex: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced the appointment of Richard Rockwell, 53, to the Company’s Board of Directors. Mr. Rockwell will become the seventh member of the Company’s Board and brings with him over two decades of experience in the security industry.

Mr. Rockwell is currently the owner and chairman of New Jersey based Professional Security Technologies LLC, a full service security systems integrator serving the greater New York metropolitan area. Rockwell is also the owner and president of Main Security Surveillance Inc., a firm that provides central station monitoring and security system installation services located in Augusta, Maine. Previously, Rockwell founded and managed Professional Security Bureau Ltd, and TransNational Security Group LLC.

James E. Henry, Henry Bros. Chairman and Chief Executive Officer, commented on the appointment of Mr. Rockwell saying, “We are very pleased to welcome Rick to our Board of Directors and view his appointment as being very positive for our company as well as our shareholders. Richard brings with him extensive prior knowledge of our industry, and currently has an 11 percent ownership in our Company. Richard also has an agreement to acquire the shares of our former President and COO Irvin Witcosky in a private transaction. Richard’s desire to participate in enhancing shareholder value combined with his successful industry experience and significant ownership interest makes him especially well suited to join our Board. Our entire management team looks forward to working with him as a member of our Board.”

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Erika Kay	Jim Henry, Chairman & Chief Executive Officer
KCSA Worldwide	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1208	201-794-6500
tfromer@kcsa.com / ekay@kcsa.com	jhenry@hbe-inc.com